Professional Diversity Network, Inc. Announces its 2016 Financial Results

CHICAGO, March 31, 2017 (GLOBE NEWSWIRE) -- Professional Diversity Network, Inc. (NASDAQ:IPDN), (“PDN”) a developer and operator of online networks that provide access to networking and employment opportunities for diverse professionals in the United States, announced today its fourth quarter and full year financial results for the year ended December 31, 2016.

Highlights include:

•
Net loss for the full year 2016 improved from a loss of $38.26 million for the full year 2015 to a loss of $4.11 million for the full year 2016; Adjusted EBITDA for the full year 2016 improved from a $5.15 million loss for the full year 2015 to a $1.66 million loss for the full year 2016

•
Net loss for Q4 2016 improved to a loss of $0.59 million from a loss of $3.82 million for Q4 2015; Adjusted EBITDA for Q4 2016 improved to a loss of $0.33 million from a loss of $2.02 million in Q4 2015

•	Operational enhancements during 2016 resulted in a 44.7% reduction in cost of revenues, although revenues declined by 31.3%

2016 Year-End Financial Results

For the year ended December 31, 2016, PDN reported total revenue of $26.23 million, a 31.3% decrease from the year ended December 31, 2015, attributable primarily to the decrease in NAPW and Noble Voice sales as a result of planned reductions in sales force. Total revenue for the fourth quarter of 2016 was $5.67 million, compared to $8.17 million in the same period one-year prior.

Total operating expenses for 2016 decreased by 60%, from $74.57 million in 2015 to $29.81 million for 2016. The significant decrease of $44.76 million is primarily a result of an impairment expense of $27.14 million during 2015, a net gain on litigation settlement of $1.24 million recognized during 2016, combined with management focus on operating cost reductions. For the quarter ended December 31, 2016, total operating expenses were $5.14 million, a decrease of 56%, or $6.45 million, from $11.60 million in the fourth quarter of 2015.

PDN reported a net loss for the year ended December 31, 2016 of $4.11 million or $1.98 per share - compared to a net loss of $38.26 million, or $21.99 per share, in the year prior. Net loss for the quarter ended December 31, 2016 was $0.59 million - compared to a net loss in the same period of the prior year of $3.82 million.

Loss from operations during 2016 was $3.59 million compared to a loss of $36.39 million in the prior year, representing a 90% decrease. During the fourth quarter of 2016, profit from operations was $0.53 million, compared to a loss of $3.43 million during the same period one-year prior.

As of December 31, 2016, the Company had $6.07 million in cash and $9.62 million in current assets, which represents an increase of $2.99 million in current assets from the period ended December 31, 2015, due to proceeds received from the sale of stock to Cosmic Forward Limited, our majority stockholder.  Accounts receivable as of December 31, 2016 was $2.17 million, 14% less than the $2.51 million, which PDN reported as of December 31, 2015. Total assets as of December 31, 2016 were $41.14 million, a slight decrease from $41.43 million as of December 31, 2015.

"We made a $21 million dollar investment in Professional Diversity Network with the goal of creating enhanced shareholder value. In late 2016, I assumed the Chief Executive Officer role at the company in order to lead a transformation of the company, from its current situation to the goal of growth and profitability. Our strategy is diverse. First, to refine the operations in the United States to be more efficient, increase revenues in a profitable manner and launch new products and services. Second, we intend to expand PDN’s women’s networking business to China, taking advantage of the significant and rapid economic development of China that has created millions of potential members for our women’s networking platform within the country. Our plan to begin women’s networking in China launched with our education and training products and services on March 25, 2017, with an inaugural event that attracted over 2,000 paid participants. This is only the first of the activities we plan for our China expansion,” said Michael Wang, CEO of PDN.

Professional Diversity Network, Inc.
Consolidated Statements of Operations

	Year Ended December 31,
	2016	2015
		(revised)
Revenues:
Membership fees and related services	$16,254,932	$24,530,170
Lead generation	6,239,057	9,499,203
Recruitment services	2,931,642	3,123,537
Product sales and other	578,466	748,648
Consumer advertising and marketing solutions	222,969	280,043
Total revenues	26,227,066	38,181,601

Costs and expenses:
Cost of revenues	3,082,467	5,576,184
Sales and marketing	13,315,008	22,501,594
General and administrative	11,332,640	15,670,331
Gain on litigation settlements, net	(1,240,297)	-
Goodwill impairment expense	-	27,140,126
Depreciation and amortization	3,323,711	3,650,747
Loss on sale of property and equipment	-	34,147
Total costs and expenses	29,813,529	74,573,129

Loss from operations	(3,586,463)	(36,391,528)

Other income (expense):
Interest expense	(1,567,317)	(84,728)
Interest and other income	8,532	26,532
Gain on settlement of debt	148,112	20,161
Other expense, net	(1,410,673)	(38,035)

Change in fair value of warrant liability	(401,000)	93,789

Loss before income tax expense (benefit)	(5,398,136)	(36,335,774)
Income tax expense (benefit)	(1,289,634)	1,919,497
Net loss	$(4,108,502)	$(38,255,271)

Net loss per common share, basic and diluted	$(1.98)	$(21.99)

Weighted average shares used in computing net loss per common share:
Basic and diluted	2,076,724	1,739,824

Professional Diversity Network, Inc.
Consolidated Balance Sheets

	December 31,
	2016	2015
		(revised)
Current Assets:
Cash and cash equivalents	$6,068,973	$2,070,693
Accounts receivable, net	2,170,529	2,510,530
Short-term investments	-	500,000
Incremental direct costs	423,023	1,023,916
Prepaid license fee	-	112,500
Prepaid expenses and other current assets	957,140	411,592
Total current assets	9,619,665	6,629,231

Property and equipment, net	277,534	444,398
Capitalized technology, net	173,368	456,523
Goodwill	20,201,190	20,201,190
Intangible assets, net	9,183,439	12,051,839
Merchant reserve	1,426,927	1,260,849
Security deposits	220,754	383,786
Other assets	35,000	-
Total assets	$41,137,877	$41,427,816

Current Liabilities:
Accounts payable	$2,172,332	$4,465,941
Accrued expenses	962,172	837,712
Deferred revenue	5,485,599	9,966,893
Customer deposits	-	112,500
Promissory note	-	445,000
Total current liabilities	8,620,103	15,828,046

Deferred rent	55,718	45,155
Deferred tax liability	3,653,274	4,942,908
Other liabilities	33,159	426,267
Total liabilities	12,362,254	21,242,376

Commitments and contingencies

Stockholders' Equity
Common stock, $0.01 par value, 45,000,000 shares authorized, 3,623,899 shares and 1,815,232 shares issued as of December 31, 2016 and 2015, respectively, and 3,619,338 and 1,808,628 shares outstanding as of December 31, 2016 and 2015, respectively	36,204	18,097
Additional paid in capital	76,234,772	63,554,194
Accumulated deficit	(47,458,236)	(43,349,734)
Treasury stock, at cost; 1,048 shares at December 31, 2016 and 2015	(37,117)	(37,117)
Total stockholders' equity	28,775,623	20,185,440

Total liabilities and stockholders' equity	$41,137,877	$41,427,816

The following tables provide a reconciliation of Adjusted EBITDA to Net Loss, the most directly comparable GAAP measure reported in our consolidated financial statements:

	Year Ended
	December 31,
	2016	2015
	(Amount in thousands)
Net loss	$(4,109)	$(38,255)
Goodwill impairment expense	-	27,140
Stock-based compensation expense	264	446
Gain on litigation settlements, net	(1,240)	-
Gain on settlement of debt	(148)	(20)
Gain on lease cancellation	(424)	-
Depreciation and amortization	3,324	3,651
Change in fair value of warrant liability	401	(94)
Interest expense	1,567	85
Interest and other income	(9)	(27)
Income tax expense (benefit)	(1,290)	1,919
Adjusted EBITDA	$(1,664)	$(5,155)

	Three Months Ended
	December 31,
	2016	2015
	(Amount in thousands)
Net loss	$(589)	(3,817)
Goodwill impairment expense	-	396
Stock-based compensation expense	47	95
Gain on litigation settlements, net	(1,740)	-
Gain on settlement of debt	(148)	(20)
Depreciation and amortization	826	920
Interest expense	1,350	-
Interest and other income	(8)	(1)
Income tax expense (benefit)	(72)	410
Adjusted EBITDA	$(334)	(2,017)

About Professional Diversity Network (PDN)
Professional Diversity Network, Inc. (PDN) is an Internet software and services company that develops and operates online professional networking communities dedicated to serving diverse professionals in the United States and employers seeking to hire diverse talent. We operate subsidiaries in the United States and China including Noble Voice, a career placement and career counseling call center and National Association of Professional Women (NAPW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBT and disabled persons globally.

Forward-Looking Statements
This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," “plan,” "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Form 10-K, together with this press release and the financial information contained herein, are available on our website, www.prodivnet.com. Please click on "Investor Relations."

CONTACT: Professional Diversity Network, Inc.

 Gary Xiao – CFO
 gxiao@prodivnet.com
312-614-0944

Chris Wesser – EVP and Secretary
cwesser@prodivnet.com
516-659-8560

Jim Kirsch – Co Executive Chairman
jkirsch@prodivnet.com
312-614-9021